Exhibit 99

MONMOUTH REAL ESTATE DECLARES COMMON AND PREFERRED DIVIDENDS

HOLMDEL, NJ, April 1, 2021…...On April 1, 2021, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable June 15, 2021, to shareholders of record at the close of business on May 17, 2021. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on April 1, 2021, the Board of Directors declared a dividend for the period March 1, 2021 through May 31, 2021, of $0.3828125 per share on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock payable June 15, 2021 to shareholders of record as of the close of business on May 17, 2021. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.53125.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 121 properties containing a total of approximately 24.6 million rentable square feet, geographically diversified across 31 states. The Company’s occupancy rate as of this date is 99.7%.

Contact: Becky Coleridge

732-577-9996

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